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                                                                   EXHIBIT 10.17

                          TRANSITION SERVICES AGREEMENT

                  TRANSITION SERVICES AGREEMENT, dated as of August 20, 1998 (this "Agreement"), between EVENFLO & SPALDING HOLDINGS CORPORATION, a Delaware corporation ("E&S") and EVENFLO COMPANY, INC., a Delaware corporation ("Evenflo").


                  1. Transition Services. (a) During the six month period (or such other period set forth on Annex A hereto or otherwise agreed upon by the parties) commencing on the effective date set forth in Section 10 (the "Transition Period"), E&S agrees to provide, or to cause its relevant affiliates to provide, to Evenflo the financial systems/accounting services set forth on Annex A attached hereto (such financial systems/accounting services are collectively referred to herein as "Services"). The quality and relative level of each Service to be provided hereunder shall be the same as E&S and such affiliates have provided to Evenflo at comparable times and periods during the year preceding the date hereof. Evenflo agrees to pay E&S the amounts specified in the cost schedule set forth on Annex A attached hereto in respect of the provision of the respective Services. Evenflo shall reimburse E&S and its affiliates in accordance with Section 3 hereof for all cash disbursements made by E&S or any of its affiliates relating to payments for payroll and accounts payable made by E&S or any such affiliate for Evenflo's account.

                  (b) Notwithstanding anything to the contrary contained herein, E&S and Evenflo agree that E&S and its affiliates shall not be obligated hereunder to provide any marketing, sales or distribution-related services to Evenflo.

                  2. Billing and Payment. Evenflo agrees promptly to pay any bills and invoices that it receives from E&S or its affiliates for Services provided under this Agreement, subject to receiving such appropriate support documentation for such bills and invoices as may be reasonably requested by Evenflo. Such charges shall be billed as of the end of each calendar month.

                  3. Cash Disbursements. Evenflo agrees to establish promptly after the date hereof procedures relating to the timely settlement of cash disbursements made by E&S and its affiliates relating to payments for payroll and accounts payable made by E&S or any of its affiliates for Evenflo's account. E&S and Evenflo agree that such disbursements will be settled weekly and mode of payment will be via wire transfer in immediately available funds to an account in the United States designated by E&S.

                  4. Validity of Documents. The parties hereto shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented in connection with this Agreement unless such document, instrument or other writing appears on its face to be fraudulent, false or forged.

                  5. Termination. Any or all of the services to be provided by E&S or its relevant affiliates hereunder may be terminated by Evenflo prior to the expiration of the
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Transition Period only on ten (10) days prior written notice to E&S, provided that the payroll Services to be provided by E&S and its affiliates hereunder may be terminated prior to the expiration of the Transition Period only on thirty
(30) days prior written notice to E&S.

                  7. Independent Contractors. In providing Services hereunder, E&S and each relevant affiliate of E&S shall act solely as an independent contractor. Nothing herein shall constitute or be construed to be or create a partnership, joint venture or principal/agent relationship between E&S or any of its affiliates and Evenflo. All persons employed by E&S or its affiliates in the performance of the obligations of E&S hereunder shall be the sole responsibility of E&S and its affiliates and Evenflo shall have no obligation or responsibility with respect thereto.

                  8. Indemnification. Evenflo agrees to hold harmless and indemnify E&S and its affiliates from and against all losses, claims, damages, liabilities and expenses (including, but not limited to, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation or proceeding, commenced or threatened, or any claim whatsoever whether or not resulting in any liability) in connection with E&S's or any such affiliate's provision of Services to Evenflo hereunder, unless such loss, claim, damage, liability or expense results from the gross negligence or willful misconduct of E&S or any of its affiliates or their respective employees or agents. E&S agrees to hold harmless and indemnify Evenflo and its affiliates from and against all losses, claims, damages, liabilities and expenses (including, but not limited to, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation or proceeding, commenced or threatened, or any claim whatsoever whether or not resulting in any liability) in connection with Evenflo's or any such affiliate's provision of Services to E&S hereunder, unless such loss, claim, damage, liability or expense results from the gross negligence or willful misconduct of Evenflo or any of its affiliates or their respective employees or agents.

                  9. Confidentiality. E&S shall, and shall cause each of its affiliates to, hold all information relating to Evenflo obtained by E&S or any such affiliate in connection with its performance of Services hereunder confidential and not disclose any of such information to any party for a period of three (3) years from the expiration of this Agreement except for disclosures required by legal process or proceedings, as to which disclosures E&S shall provide Evenflo with notice promptly after E&S becomes aware that such a disclosure is required and prior to making such disclosure and except for disclosures in connection with legal process or proceedings between Evenflo and E&S relating to this Agreement.

                  10. Effective Date. This Agreement shall become effective upon the closing of the Restructuring.

                  11. Books and Records. All books, records and accounts maintained by E&S or its affiliates for Evenflo hereunder shall at all times be the exclusive property of Evenflo, and neither E&S nor any of its affiliates shall have any right, title nor interest therein. Evenflo shall be permitted to inspect any such books, records and accounts at any reasonable time during regular business hours and shall be entitled to such access as Evenflo

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shall reasonably request to the representatives, officers and employees of E&S and its affiliates who are involved in the provision of Services hereunder. Upon termination of the provision of any or all Services by E&S under this Agreement all books, records, and accounts relating to the terminated Services shall promptly be delivered to Evenflo at its address set forth below.

                  12. Miscellaneous. (a) Notices. All orders, notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, as follows:

             (i)  If to E&S, to it at:

                           Evenflo & Spalding Holdings Corporation
                           c/o Spalding & Evenflo Companies, Inc.
                           425 Meadow Street
                           Chicopee, Massachusetts 01021-0901
                           Attention:  General Counsel




                  (ii) If to Evenflo, to it at:

                           Evenflo Company, Inc.
                           Northwoods Business Center II
                           707 Crossroads Court
                           Vandalia, Ohio 45377
                           Attention:  Richard Frank

                  with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attention:  Alan G. Schwartz, Esq.

or to such other person or address as either party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third business day after the mailing thereof.

                  (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between or among either of the parties with respect to the subject matter hereof.

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                  (c) Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  (d) Assignability. This Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party.

                  (e) Amendment and Modification; Waiver. Subject to applicable law, this Agreement may be amended, modified and supplemented by written instrument authorized and executed by E&S and Evenflo at any time prior to the termination hereof with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

                  (f) Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  (g) Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall remain in full force and effect.

                  (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and all of which shall be deemed to be one and the same agreement.

                  (i) Applicable Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York.

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                  IN WITNESS WHEREOF, the parties have signed this Agreement on the date first set forth above.


                     EVENFLO & SPALDING HOLDINGS CORPORATION


                                    By:___________________________


                                    EVENFLO COMPANY, INC.


                                    By:___________________________

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                                                                         ANNEX A


                  E&S will continue to provide, or cause its affiliates to continue to provide, as the case may be, the following financial systems/accounting services at the monthly costs set forth below in accordance with the terms of the Transition Services Agreement to which this Annex A is attached:

FINANCIAL SYSTEM/ACCOUNTING SERVICES         MONTHLY COST

[to come]                                      [to come]